Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-126648 and 333-122334) and Form F-3 (No. 333-134732) of Adherex Technologies Inc. of our report dated March 26, 2007 relating to the financial statements which appear in this Annual Report on Form 20-F.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Raleigh, North Carolina

March 26, 2007